Exhibit 10.2

LOAN AND SECURITY AGREEMENT
(EXIM)

THIS LOAN AND SECURITY AGREEMENT (EXIM) (this “Agreement”) dated as of the Effective Date between SILICON VALLEY BANK, a California corporation (“Bank”), and AMTECH SYSTEMS, INC., an Arizona corporation (“Amtech”); BRUCE TECHNOLOGIES, INC., a Massachusetts corporation (“Bruce”); and P.R. HOFFMAN MACHINE PRODUCTS INC., an Arizona corporation (“Hoffman”) (Amtech, Bruce and Hoffman are sometimes collectively referred to herein as the “Borrower” and individually as a “Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank.  The parties agree as follows:

          1          ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

          2          LOAN AND TERMS OF PAYMENT

          2.1          Promise to Pay.  Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

        2.1.1         Revolving Advances.

                         (a)          Availability.  Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank will make EXIM Loans (collectively, the “Advances”) to Borrower up to an amount (“Net Borrowing Availability”) not to exceed the lesser of:  (a) the Revolving Line; or (b) the amounts available under the EXIM Borrowing Base.

                         (b)          Termination; Repayment.  The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

         2.1.2        Letters of Credit Sublimit.

                         (a)          As part of the Revolving Line, Bank shall issue or have issued Letters of Credit for Borrower’s account.  The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed an amount equal to $167,000 less any portion of the Cash Management Services Sublimit then being used by Borrower (the “Letter of Credit Sublimit”).  Such aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Advances under the Revolving Line.  If, on the Revolving Maturity Date, there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to the greater of 105% of the face amount of all such Letters of Credit or the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit.  All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”).  Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.  Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto, but will remain liable for Claims and/or losses directly caused by Bank’s gross negligence or willful misconduct.

                         (b)          The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

         2.1.3      Cash Management Services Sublimit.  Borrower may use up to an amount equal to $167,000 less any portion of the Letter of Credit Sublimit then being used by Borrower (the “Cash Management Services Sublimit”) of the Revolving Line for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”).  Any amounts Bank pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

         2.2          EXIM Guaranty.  To facilitate the financing of Eligible EXIM Accounts, the EXIM Bank has agreed to guarantee the EXIM Loans made under this Agreement, pursuant to a Master Guarantee Agreement, Loan Authorization Agreement and (to the extent applicable) Delegated Authority Letter Agreement (collectively, the “EXIM Guaranty”).  If, at any time after the EXIM Guaranty has been entered into by Bank, for any reason other than due to any action or inaction of Borrower under the EXIM Guaranty, (a) the EXIM Guaranty shall cease to be in full force and effect, or (b) if the EXIM Bank declares the EXIM Guaranty void or revokes any obligations thereunder or denies liability thereunder, and any Overadvance results from either of the foregoing, Bank shall provide notice of such Overadvance to Borrower, and Borrower shall immediately pay the amount of the excess to Bank.  If, at any time after the EXIM Guaranty has been entered into by Bank, for any reason due to any action or inaction of Borrower under the EXIM Guaranty, (x) the EXIM Guaranty shall cease to be in full force and effect, or (y) the EXIM Bank declares the EXIM Guaranty void or revokes any obligations thereunder or denies liability thereunder, any such event shall constitute an Event of Default under this Agreement.  Nothing in any confidentiality agreement in this Agreement or in any other agreement shall restrict Bank’s right to make disclosures and provide information to the EXIM Bank in connection with the EXIM Guaranty.

         2.3         EXIM Borrower Agreement.  Borrower shall execute and deliver a Borrower Agreement, in the form specified by the EXIM Bank (attached hereto as Annex A), in favor of Bank and the EXIM Bank, together with an amendment thereto approved by the EXIM Bank to conform certain terms of such Borrower Agreement to the terms of this Agreement (as amended, the “EXIM Borrower Agreement”).  When the EXIM Borrower Agreement is entered into by Borrower and the EXIM Bank and delivered to Bank, this Agreement shall be subject to all of the terms and conditions of the EXIM Borrower Agreement, all of which are hereby incorporated herein by this reference.  From and after the time Borrower and the EXIM Bank have entered into the EXIM Borrower Agreement and delivered the same to Bank, Borrower expressly agrees to perform all of the obligations and comply with all of the affirmative and negative covenants and all other terms and conditions set forth in the EXIM Borrower Agreement as though the same were expressly set forth herein.  In the event of any conflict between the terms of the EXIM Borrower Agreement (if then in effect) and the other terms of this Agreement, whichever terms are more restrictive shall apply.  Borrower acknowledges and agrees that it has received a copy of the Loan Authorization Agreement which is referred to in the EXIM Borrower Agreement.  If the EXIM Borrower Agreement is entered into by Borrower and the EXIM Bank and delivered to Bank, Borrower agrees to be bound by the terms of the Loan Authorization Agreement, including, without limitation, by any additions or revisions made prior to its execution on behalf of EXIM Bank.  Upon the execution of the Loan Authorization Agreement by EXIM Bank and Bank, it shall become an attachment to the EXIM Borrower Agreement.  Borrower shall reimburse Bank for all fees and all out of pocket costs and expenses incurred by Bank with respect to the EXIM Guaranty and the EXIM Borrower Agreement, including without limitation all facility fees and usage fees, and Bank is authorized to debit any of Borrower’s deposit accounts with Bank for such fees, costs and expenses when paid by Bank.

         2.4         Overadvances.  If at any time or for any reason the total of all outstanding Advances and all other monetary Obligations exceeds Net Borrowing Availability (an “Overadvance”), Borrower shall immediately pay the amount of the excess to Bank, without notice or demand.  Without limiting Borrower’s obligation to repay to Bank the amount of any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

         2.5         Payment of Interest on the Credit Extensions.

                       (a)          Interest Rate.

                                      (i)          Advances.  Subject to Section 2.5(b), the amounts outstanding under the Revolving Line shall accrue interest at a per annum rate equal to the Prime Rate plus the Applicable Revolver Index Margin per annum.  As of the Effective Date, the Applicable Revolver Index Margin is 1.00%.

The Applicable Revolver Index Margin may be adjusted as follows:

If Borrower’s Fiscal Quarterly EBITDA (based upon Borrower’s 10Q report):	Level of Applicable Revolver Index Margin:

< $750,000	Level I
> $750,000	Level II

	Applicable Margin

	Level I	Level II

Applicable Revolver Index Margin	1.00%	0.50%

The Applicable Margin in effect from the Closing Date shall be set at Level I.  Upon Borrower’s written request to Bank for a decrease in the Applicable Margin, adjustments to the Applicable Margin shall be implemented quarterly on the first day of the month following the month in which Borrower’s 10Q or 10K report is filed, on a prospective basis if Borrower’s quarterly EBITDA for the most recently completed fiscal quarter, calculated on the basis of the financial statements included in Borrower’s 10Q or 10K report, meets the Level II requirements set forth above.  Concurrently with the delivery of Borrower’s written request for such decrease, Borrower shall deliver to Bank a certificate, signed by its Chief Financial Officer setting forth in reasonable detail the basis for the any change in the Applicable Margin.  The Applicable Margin shall revert back to Level I on a prospective basis on the first day of the month in which Borrower files a 10Q or 10K report if Borrower’s quarterly EBITDA for the most recently completed fiscal quarter, calculated on the basis of the financial statements included in Borrower’s 10Q or 10K report, does not meet the Level II requirements set forth above, and, thereafter, any subsequent adjustments to the Applicable Margin will again require Borrower’s written request to Bank as set forth above.  If an Event of Default has occurred and is continuing at the time any reduction in the Applicable Margin is requested and to be implemented, that reduction shall be deferred until the first day of the month following the date on which such Event of Default is cured or waived provided that Borrower’s quarterly EBITDA continues to meet the Level II requirements set forth above.

                       (b)          Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is three percentage points above the rate effective immediately before the Event of Default (the “Default Rate”).  Payment or acceptance of the increased interest rate provided in this Section 2.5(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

                       (c)          Adjustment to Interest Rate.  Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

                       (d)          360-Day Year.  Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

                       (e)          Debit of Accounts.  Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due.  These debits shall not constitute a set-off.

                       (f)          Payment; Interest Computation; Float Charge.  Interest is payable monthly on the last business day of each month, but shall be accrued through the last calendar day of such month if the last business day is not also the last calendar day of the month.  In computing interest on the Obligations, all Payments received after 12:00 p.m. Pacific time on any day shall be deemed received on the next Business Day.  In addition, so long as any principal or interest with respect to any Credit Extension remains outstanding, Bank shall be entitled to charge Borrower a “float” charge in an amount equal to two (2) Business Days interest, at the interest rate applicable to the Advances, on all Payments received by Bank, unless such Payments are received via wire or ACH.  The float charge for each month shall be payable on the last day of the month.  Bank shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge Borrower’s Designated Deposit Account for the amount of any item of payment which is returned to Bank unpaid.  However, the “float” charge referenced above shall only be applicable during a period when Borrower’s Liquidity Ratio is less than 1.50.

         2.6         Fees.  Borrower shall pay to Bank:

                       (a)          Commitment Fee.  A fully earned, non-refundable commitment fee of $5,000.00, of which $2,500 shall be payable on the Effective Date, and $2,500 shall be payable on the one (1) year anniversary of the Effective Date;

                       (b)          Letter of Credit Fee.  Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, including, without limitation, a Letter of Credit Fee of 2.0% per annum of the face amount of each Letter of Credit issued, upon the issuance, each anniversary of the issuance, and the renewal of such Letter of Credit by Bank;

                       (c)          Termination Fee.  Subject to the terms of Section 4.1, a termination fee;

                       (d)          Unused Revolving Line Facility Fee.  A fee (the “Unused Revolving Line Facility Fee”), which fee shall be paid monthly on the last day of the month, in arrears, on a calendar year basis, in an amount equal to twenty-five hundredths percent (0.25%) per annum of the average unused portion of the Revolving Line, as determined by Bank.  Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the within Agreement, or suspension or termination of Bank’s obligation to make loans and advances hereunder;

                       (e)          Collateral Monitoring Fee.  A monthly collateral monitoring fee of $1,000.00, payable in arrears on the last day of each month (prorated for any partial month) during a period when Borrower’s Liquidity Ratio is less than 1.50; and

                       (f)          Bank Expenses.  All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (but not to exceed $20,000.00 with respect to all expenses incurred through the Effective Date under this Agreement and under the Domestic Loan Agreement).

          3          CONDITIONS OF LOANS

            3.1      Conditions Precedent to Initial Credit Extension.  Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

                       (a)          Borrower shall have delivered duly executed original signatures to the Loan Documents to which it is a party;

                       (b)          Amtech shall have delivered its Operating Documents and a good standing certificates of Amtech certified by the Secretary of State of the State of Arizona and the Secretary of State of the State of Texas as of a date no earlier than thirty (30) days prior to the Effective Date; Bruce shall have delivered its Operating Documents and a good standing certificate of Bruce certified by the Secretary of State of the State of Massachusetts as of a date no earlier than thirty (30) days prior to the Effective Date; and shall have delivered, by a date no later than fifteen (15) days after the Effective Date, a good standing certificate of Bruce certified by the Secretary of State of the State of Arizona; and Hoffman shall have delivered its Operating Documents and a good standing certificate of Hoffman certified by the Secretary of State of the State of Arizona as of a date no earlier than thirty (30) days prior to the Effective Date;

                       (c)          Borrower shall have delivered duly executed original signatures to the completed Borrowing Resolutions for Borrower;

                       (d)          Borrower shall have delivered duly executed original signatures to the IP Agreement;

                       (e)          Bank shall have received certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

                       (f)          Borrower shall have delivered the Perfection Certificate(s) executed by Borrower;

                       (g)          Borrower shall have delivered a landlord’s consent executed by _________ in favor of Bank;

                       (h)          Borrower shall have delivered the insurance policies and/or endorsements required pursuant to Section 6.7 hereof; and

                       (i)          Borrower shall have paid the fees and Bank Expenses then due as specified in Section 2.6 hereof.

            3.2      Conditions Precedent to all Credit Extensions.  Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

                       (a)          except as otherwise provided in Section 3.4, timely receipt of an executed Payment/Advance Form;

                       (b)          the representations and warranties in Section 5 shall be true in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension.  Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

                       (c)          in Bank’s sole discretion, there has not been a Material Adverse Change.

            3.3      Covenant to Deliver.  Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension.  Borrower expressly agrees that the extension of a Credit Extension prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Bank’s sole discretion.

            3.4      Procedures for Borrowing.  Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance (other than Advances under Sections 2.1.2 or 2.1.3), Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the Advance.  Together with such notification, Borrower must promptly deliver to Bank by electronic mail or facsimile a completed Payment/Advance Form, executed by a Responsible Officer or his or her designee, if so authorized in writing by a Responsible Officer.  Bank shall credit Advances to the Designated Deposit Account.  Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.  Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee.

          4          CREATION OF SECURITY INTEREST.

            4.1      Grant of Security Interest.  Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement).  If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

This Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank.  Notwithstanding any such termination, Bank’s lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations.  If such termination is at Borrower’s election, Borrower shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a termination fee in an amount equal to one percent (1%) of the Revolving Line provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of Silicon Valley Bank.  Upon payment in full of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall release its liens and security interests in the Collateral and all rights therein shall revert to Borrower.

            4.2      Authorization to File Financing Statements.  Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.

          5          REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

            5.1      Due Organization and Authorization.  Borrower and each of its Subsidiaries are duly existing and in good standing as Registered Organizations only in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business.  In connection with this Agreement, Borrower has delivered to Bank a completed certificate in the form attached hereto as Exhibit G signed by Borrower entitled “Perfection Certificate”.  Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its state of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete.  If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could have a material adverse effect on Borrower’s business.

            5.2      Collateral.  Borrower has good title to the Collateral, free of Liens except Permitted Liens.  Borrower has no deposit account other than the deposit accounts with Bank and deposit accounts described in the Perfection Certificate delivered to Bank in connection herewith.  The Collateral is not in the possession of any third party bailee (such as a warehouse).  Except as hereafter disclosed to Bank in writing by Borrower, none of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate.  In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Bank and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Bank.  All Inventory is in all material respects of good and marketable quality, free from material defects.  Borrower is the sole owner of its intellectual property, except for non-exclusive licenses granted to its customers or entered into with licensors in the ordinary course of business, and except for intellectual property that Borrower has licensed from others on a non-exclusive basis, or except where there is a co-inventor that shares Borrower’s patent rights.  Each Patent is valid and enforceable and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and to the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party.

            5.3      Accounts Receivable.

                       (a)          For each Account with respect to which Advances are requested, on the date each Advance is requested and made, such Account shall meet the Minimum EXIM Eligibility Requirements set forth in Section 13 below.

                       (b)          All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be.  All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations.  Borrower has no knowledge of any actual or imminent Insolvency

Proceeding of any Account Debtor whose accounts are an EXIM Eligible Account in any EXIM Borrowing Base Certificate.  To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms

            5.4      Litigation.  As of the date of this Agreement, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than $500,000.00.

            5.5      No Material Deviation in Financial Statements.  All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations.  There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

            5.6      Solvency.  The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

            5.7      Regulatory Compliance.  Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors).  Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business.  None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted.

            5.8      Subsidiaries; Investments.  Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

            5.9      Tax Returns and Payments; Pension Contributions.  Borrower has timely filed all required tax returns and reports, except for such periods for which no tax liability has been incurred, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower.  Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”.  Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes of $250,000.00 or more becoming due and payable by Borrower.  Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

           5.10      Use of Proceeds.  Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

           5.11      Full Disclosure.  No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representations, warranties, or other statements were made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

          6          AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

            6.1      Government Compliance.  Borrower shall, and shall cause each of its Subsidiaries to, maintain its legal existence and good standing in its jurisdiction of formation and each jurisdiction in which the nature of its business requires them to be so qualified, except where the failure to take such action would not reasonably be expected to have a material adverse effect on Borrower’s and its Subsidiaries’ business or operations, taken as a whole; provided, that (a) the legal existence of any Subsidiary may be terminated or permitted to lapse, and any qualification of such Subsidiary to do business may be terminated or permitted to lapse, if, in the good faith judgment of Borrower, such termination or lapse is in the best interests of Borrower and its Subsidiaries, taken as a whole, and (b) Borrower may not permit its qualification to do business in the jurisdiction of its chief executive office to terminate or lapse; and provided, further, that this Section 6.2 shall not be construed to prohibit any other transaction that is otherwise permitted in Section 7 of this Agreement.

Borrower shall comply, and shall have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.

            6.2      Financial Statements; Reports, Certificates.

                       (a)          Borrower shall provide Bank with the following:

                                      (i)          (A) a Transaction Report (including sales, credit memos and collection activity) on a weekly basis during a period when Borrower’s Liquidity Ratio is less than 1.50, or (B) an EXIM Borrowing Base Certificate on a monthly basis if any Credit Extension is outstanding and during a period when Borrower’s Liquidity Ratio is 1.50 or greater;

                                      (ii)          within twenty (20) days after the end of each month during a period when Borrower’s Liquidity Ratio is less than 1.50, or within thirty (30) days after the end of each month during a period when Borrower’s Liquidity Ratio is 1.50 or greater, (A) monthly accounts receivable agings, aged by invoice date, (B) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, and (C) monthly perpetual inventory reports for Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are requested by Bank in its good faith business judgment;

                                      (iii)          as soon as available, and in any event within thirty (30) days after the end of each month, monthly unaudited unconsolidated financial statements of each of the Borrowers;

                                      (iv)          within thirty (30) days after the end of each month a monthly Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;

                                      (v)          (a) as soon as available, but no later than five (5) days after filing with the Securities Exchange Commission, the Borrower’s 10K, 10Q, and 8K reports; (b) a Compliance Certificate together with delivery of the 10K and 10Q reports; (c) within 15 days after the end of each fiscal year, annual financial projections for the following fiscal year (on a quarterly basis) as approved by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections; (d) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $500,000 or more; and (e) budgets, sales projections, operating plans or other financial information Bank reasonably requests, limited to once per quarter unless there has been an Event of Default.

Borrower’s 10K, 10Q, and 8K reports required to be delivered pursuant to Section 6.2(a)(v)(a) shall be deemed to have been delivered on the date on which Borrower posts such report or provides a link thereto on Borrower’s or another website on the Internet; provided, that Borrower shall provide paper copies to Bank of the Compliance Certificates required by Section 6.2(a)(v)(b).

                       (b)          Borrower shall provide Bank with prompt written notice of (i) any material change in the composition of the Intellectual Property, (ii) the registration of any Copyright, including any subsequent ownership right of Borrower in or to any Copyright, Patent or Trademark not shown in the IP Agreement, or (iii) Borrower’s knowledge of an event that materially adversely affects the value of the Intellectual Property.

            6.3      Accounts Receivable.

                       (a)          Schedules and Documents Relating to Accounts.  Borrower shall deliver to Bank Transaction Reports and schedules of collections and EXIM Borrowing Base Certificates, as applicable, as provided in Section 6.2, on Bank’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein.  If requested by Bank, Borrower shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts.  In addition, Borrower shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.

                       (b)          Disputes.  Borrower shall promptly notify Bank of all disputes or claims relating to Accounts.  Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Default or Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the Revolving Line.

                       (c)          Collection of Accounts.  All proceeds of Accounts shall be deposited by Borrower into a lockbox account, or such other “blocked account” as Bank may specify, pursuant to a blocked account agreement in such form as Bank may specify in its good faith business judgment; provided, however, that all such proceeds of Accounts will not be applied to the outstanding Credit Extensions during a period when the Borrower’s Liquidity Ratio is at least 1.50.  Such proceeds of Accounts shall be applied to the outstanding Credit Extensions (“Dominion of Funds”) during a period when Borrower’s Liquidity Ratio is less than 1.50.  Borrower may transition in and out of the Dominion of Funds requirement no more than once per quarter.

                       (d)          Returns.  Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Bank, upon request from Bank.  In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Bank, and immediately notify Bank of the return of the Inventory.

                       (e)          Verification.  Bank may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose (which verification shall be in writing, unless there has been an Event of Default, in which event the verification need not be in writing).

                       (f)          No Liability.  Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account.  Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.

            6.4      Remittance of Proceeds.  Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower (except Hoffman, which will continue to deposit locally and transfer the funds to Bank by the following day, but not in the original form received by Borrower), to be applied to the Obligations pursuant to the terms of Section 9.4 hereof; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of $25,000 or less (for all such transactions in any fiscal year).  Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in trust for Bank.  Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

            6.5      Taxes; Pensions.  Timely file all required tax returns and reports and timely pay all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except for deferred payment of any taxes contested pursuant to the terms of Section 5.10 hereof, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

            6.6      Access to Collateral; Books and Records.  At reasonable times, but not more than once per calendar quarter unless there has been an Event of Default, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books.  The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $750 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses.  In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedules the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

            6.7      Insurance.  Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank.  All property policies shall have a lender’s loss payable endorsement showing Bank as an additional lender loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured.  All policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy.  At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any policy shall, at Bank’s option, be payable to Bank up to the amount of the Obligations.  Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to $250,000, in the aggregate, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.

            6.8      Operating Accounts.

                       (a)          Maintain its and its Subsidiaries’ primary depository and operating accounts with Bank.  Notwithstanding the foregoing, the covenants of this Section 6.8(a) shall not apply to any Foreign Subsidiary.

                       (b)          Provide Bank, within ninety (90) days after the Effective Date, a Control Agreement duly executed by Merrill Lynch and, thereafter, provide Bank five (5) days prior written notice before establishing any Collateral Account after the Effective Date at or with any bank or financial institution other than Bank or its Affiliates.  In addition, for each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder.  The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.

            6.9      Financial Covenants.  Borrower shall maintain at all times a Tangible Net Worth of at least $10,000,000.00, on a consolidated basis with respect to Borrower and its Subsidiaries, to be tested in accordance with the definition of “Tangible Net Worth” as set forth in Section 13.1.

            6.10    Protection and Registration of Intellectual Property Rights.  Borrower shall:  (a) protect, defend and maintain the validity and enforceability of its intellectual property; (b) promptly advise Bank in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.  If Borrower decides to register any copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of its intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement or such other documents as Bank may reasonably request to maintain the perfection and priority of Bank’s security interest in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office.  Borrower shall promptly provide to Bank a copy of the application(s) filed with the United States Copyright Office together with evidence of the recording of the intellectual property security agreement necessary for Bank to maintain the perfection and priority of its security interest in such copyrights or mask works.  Borrower shall provide written notice to Bank of any application filed by Borrower in the United States Patent and Trademark Office for a patent or to register a trademark or service mark within 30 days after any such filing.

            6.11    Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

            6.12    Further Assurances.  Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

          7          NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

            7.1      Dispositions.  Convey, sell, lease, transfer or otherwise dispose of (collectively “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for:

                       (a)          Transfers in the ordinary course of business for reasonably equivalent consideration;

                       (b)          Transfers to Borrower or any of its Subsidiaries from Borrower or any of its Subsidiaries;

                       (c)          Transfers of property for fair market value;

                       (d)          Transfers of property in connection with sale-leaseback transactions;

                       (e)          Transfers of property to the extent such property is exchanged for credit against, or proceeds are promptly applied to, the purchase price of other property used or useful in the business of Borrower or its Subsidiaries;

                       (f)          Transfers constituting non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and other non-perpetual licenses that may be exclusive in some respects other than territory (and/or that may be exclusive as to territory only in discreet geographical areas outside of the United States), but that could not result in a legal transfer of Borrower’s title in the licensed property;

                       (g)          Transfers otherwise permitted by the Loan Documents;

                       (h)          Sales or discounting of delinquent accounts not in the ordinary course of business;

                       (i)          Transfers associated with the making or disposition of a Permitted Investment;

                       (j)          Transfers in connection with a permitted acquisition of a portion of the assets or rights acquired; and

                       (k)          Transfers not otherwise permitted in this Section 7.1, provided, that the aggregate book value of all such Transfers by Borrower and its Subsidiaries, together, shall not exceed in any fiscal year, ten percent (10%) of Borrower’s consolidated total assets as of the last day of the fiscal year immediately preceding the date of determination.

            7.2      Changes in Business; Change in Control; Jurisdiction of Formation.  Engage in any material line of business other than those lines of business conducted by Borrower and its Subsidiaries on the date hereof and any businesses reasonably related, complementary or incidental thereto or reasonable extensions thereof; permit or suffer any Change in Control.  Borrower will not, without prior written notice, change its jurisdiction of formation.

            7.3      Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any Person other than with Borrower or any Subsidiary, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of a Person other than Borrower or any Subsidiary, except where no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement, and (a) Borrower is the surviving entity or (b) such merger or consolidation is a Transfer otherwise permitted pursuant to Section 7.1 hereof.  Notwithstanding the foregoing, the covenants of this Section 7.3 shall not apply to Tempress Systems, Inc. and Subsidiaries of Tempress Systems, Inc.

            7.4      Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.  Notwithstanding the foregoing, the covenants of this Section 7.4 shall not apply to Tempress Systems, Inc. and Subsidiaries of Tempress Systems, Inc.

            7.5      Encumbrance.  Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Lien” herein.  Notwithstanding the foregoing, the covenants of this Section 7.5 shall not apply to Tempress Systems, Inc. and Subsidiaries of Tempress Systems, Inc.

            7.6      Maintenance of Collateral Accounts.  Maintain any Collateral Account except pursuant to the terms of Section 6.8(b) hereof.

            7.7      Distributions; Investments.  (a) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments or as permitted under Section 7.3, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock other than Permitted Distributions.

            7.8      Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms (when viewed in the context of any series of transactions of which it may be a part, if applicable) that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; or (b) transactions among Borrower and its Subsidiaries and among Borrower’s Subsidiaries so long as no Event of Default exists or could result therefrom.

            7.9      Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.

            7.10    Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

          8          EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

            8.1      Payment Default.  Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations, including, without limitation, any arising under the Domestic Loan Agreement, in either case, within three (3) Business Days after such Obligations are due and payable.  During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

            8.2      Covenant Default.

                       (a)          Borrower fails or neglects to perform any obligation in Sections 6.2, 6.8, or 6.9, or violates any covenant in Section 7; or

                       (b)          Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents , and as to any default (other than those specified in Section 8 below) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period).  Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

            8.3      Material Adverse Change.  A Material Adverse Change occurs;

            8.4      Attachment.  (a) Any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (b) the attachment of any funds of Borrower on deposit with Bank, or any entity under control of Bank (including a subsidiary); (c) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (d) a judgment or other claim in excess of $500,000.00 becomes a Lien on any of Borrower’s assets; or (e) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within ten (10) days after Borrower receives notice.  These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions shall be made during the cure period);

            8.5      Insolvency.  Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

            8.6      Other Agreements.  There is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) or that could have a material adverse effect on Borrower’s business;

            8.7      Judgments.  A judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000.00)(not covered by independent third-party insurance) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

            8.8      Misrepresentations.  Borrower or any Person acting for Borrower makes any representation, warranty, or other statement with respect to a material fact or circumstance now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made; or

            8.9      Subordinated Debt.  A material default or breach occurs under any subordination or intercreditor agreement between Bank and a creditor of Borrower.

          9          BANK’S RIGHTS AND REMEDIES

            9.1      Rights and Remedies.  While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

                       (a)          declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

                       (b)          stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

                       (c)          demand that Borrower (i) deposits cash with Bank in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

                       (d)          settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

                       (e)          make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates.  Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

                       (f)          apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

                       (g)          ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

                       (h)          place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

                       (i)          demand and receive possession of Borrower’s Books; and

                       (j)          exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

            9.2      Power of Attorney.  Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to:  (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits.  Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder.  Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

            9.3      Protective Payments.  If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral.  Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

            9.4      Application of Payments and Proceeds.  Except as provided in Section 6.3(c), unless an Event of Default has occurred and is continuing, Bank shall apply any funds in its possession, whether from Borrower account balances, payments, or proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, first, to the principal of the Obligations; second, to Bank Expenses, including without limitation, the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Bank in the exercise of its rights under this Agreement; third, to the interest due upon any of the Obligations; and finally, to any applicable fees and other charges, in such order as Bank shall determine in its sole discretion.  Any surplus shall be paid to Borrower by credit to the Designated Deposit Account or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency.  If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion.  Any surplus shall be paid to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency.  If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

            9.5      Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

            9.6      No Waiver; Remedies Cumulative.  Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given.  Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Bank has all rights and remedies provided under the Code, by law, or in equity.  Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver.  Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

            9.7      Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

          10          NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”), other than Advance requests made pursuant to Section 3.4, by any party to this Agreement or any other Loan Document must be in writing and be delivered or sent by facsimile at the addresses or facsimile numbers listed below.  Bank or Borrower may change its notice address by giving the other party written notice thereof.  Each such Communication shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission (with such facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below.  Advance requests made pursuant to Section 3.4 must be in writing and may be in the form of electronic mail, delivered to Bank by Borrower at the e-mail address of Bank provided below and shall be deemed to have been validly served, given, or delivered when sent (with such electronic mail promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10).  Bank or Borrower may change its address, facsimile number, or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Amtech Systems, Inc.
131 South Clark Drive
Tempe, Arizona 85281
Attn: Robert T. Hass
Fax: (480) 968-3763
Email: rthass@amtechsystems.com

If to Bank:	Silicon Valley Bank
14300 Northsight Blvd., Suite #203
Scottsdale, Arizona 85260
Attn: Travis Wood
Fax: (480) 951-8915
Email: TWood@svbank.com

          11          CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

California law governs the Loan Documents without regard to principles of conflicts of law.  Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank.  Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

          12          GENERAL PROVISIONS

            12.1     Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion).  Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

            12.2     Indemnification.  Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank harmless against:  (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by Bank’s gross negligence or willful misconduct.

            12.3     Limitation of Actions.  Any claim or cause of action by Borrower against Bank, its directors, officers, employees, agents, accountants, attorneys, or any other Person affiliated with or representing Bank based upon, arising from, or relating to this Loan Agreement or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Bank, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of Bank, or on any other person authorized to accept service on behalf of Bank, within thirty (30) days thereafter.  Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action.  The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Bank in its sole discretion.  This provision shall survive any termination of this Loan Agreement or any other Loan Document.

            12.4     Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

            12.5     Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

            12.6     Amendments in Writing; Integration.  All amendments to this Agreement must be in writing signed by both Bank and Borrower.  This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

            12.7     Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

            12.8     Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied.  The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

            12.9     Confidentiality.  In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit

Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; and (e) as Bank considers appropriate in exercising remedies under this Agreement.  Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

           12.10    Attorneys’ Fees, Costs and Expenses.  In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

           12.11    EXIM Borrower Agreement; Cross-Collateralization; Cross-Default; Conflicts.  Both this Agreement and the EXIM Borrower Agreement shall continue in full force and effect, and all rights and remedies under this Agreement and the EXIM Borrower Agreement are cumulative.  The term “Obligations” as used in this Agreement and in the EXIM Borrower Agreement shall include without limitation the obligation to pay when due all loans made pursuant to the EXIM Borrower Agreement (the “EXIM Loans”) and all interest thereon and the obligation to pay when due all Advances made pursuant to the terms of this Agreement and all interest thereon.  Without limiting the generality of the foregoing, all “Collateral” as defined in this Agreement and as defined in the EXIM Borrower Agreement shall secure all EXIM Loans and all Advances and all interest thereon, and all other Obligations.  Any Event of Default under this Agreement shall also constitute an Event of Default under the EXIM Borrower Agreement, and any Event of Default under the EXIM Borrower Agreement shall also constitute an Event of Default under this Agreement.  In the event Bank assigns its rights under this Agreement and/or under any note evidencing EXIM Loans and/or its rights under the EXIM Borrower Agreement and/or under any note evidencing Advances, to any third party, including, without limitation, the EXIM Bank, whether before or after the occurrence of any Event of Default, Bank shall have the right (but not any obligation), in its sole discretion, to allocate and apportion Collateral to the EXIM Borrower Agreement and/or note assigned and to specify the priorities of the respective security interests in such Collateral between itself and the assignee, all without notice to or consent of the Borrower.  Should any term of this Agreement conflict with any term of the EXIM Borrower Agreement, the more restrictive term in either agreement shall govern Borrower.

          13          DEFINITIONS

            13.1     Definitions.  As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the EXIM Borrowing Base minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserves, and minus (c) the outstanding principal balance of any Advances (including any amounts used for Cash Management Services), and minus (d) Reserves.

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Cash Management Services” is defined in Section 2.1.3.

“Cash Management Services Sublimit” is defined in Section 2.1.3.

“Change in Control” is a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of greater than 35% of the shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, excluding transactions in which Borrower raises additional capital in a public offering upon terms approved by the board of directors of Borrower in a public offering or in a private transaction approved by a majority of the shareholders of Borrower.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Communication” is defined in Section 10.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit D.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Credit Extension” is any Advance, Letter of Credit, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit, whether hereunder or under the Domestic Loan Agreement.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.5(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number _____________, maintained with Bank.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Domestic Loan Agreement” is that certain Loan and Security Agreement (Domestic) dated of even date herewith between Borrower and Bank.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense.

“Effective Date” is the date Bank executes this Agreement and as indicated on the signature page hereof.

“Eligible EXIM Accounts” means Accounts arising in the ordinary course of Borrower’s business from Non-U.S. Account Debtors and that meet all Borrower’s representations and warranties in Section 5.3, conform in all respects to the EXIM Borrower Agreement, and which Bank, in its good faith business judgment, shall deem eligible for borrowing.  Without limiting the fact that the determination of which Accounts are eligible for borrowing is a matter of Bank’s good faith business judgment, the following (the “Minimum EXIM Eligibility Requirements”) are the minimum requirements for an Account to be an Eligible EXIM Account.  The Account must not:

(a)          be on terms of more than net 90 days from its invoice date;

(b)          be outstanding for more than 60 days past its due date as set forth in the applicable invoice (the “EXIM Eligibility Period”) unless insured through insurance provided by the EXIM Bank, in which case a period of 90 days past its due date shall apply;

(c)          have credit balances over 60 days past original invoice due date;

(d)          be owing from a Non-U.S. Account Debtor, including Affiliates, whose total obligations to Borrower exceed thirty-five (35%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;

(e)          represent progress billings, or be due under a fulfillment or requirements contract with the Account Debtor;

(f)          be subject to any contingencies (including Accounts arising from sales on consignment, guaranteed sale or other terms pursuant to which payment by the Account Debtor may be conditional);

(g)          be owing from a Non-U.S. Account Debtor with whom Borrower has any dispute (whether or not relating to the particular Account);

(h)          be owing from a Related Account Debtor of Borrower;

(i)          be owing from a Non-U.S. Account Debtor which is subject to any insolvency or bankruptcy proceeding, or whose financial condition is not acceptable to Bank, or which, fails or goes out of a material portion of its business;

(j)          be owing from a Non-U.S. Account Debtor affiliated with any military organization or arise from the sale or licensing of goods or provision of services related to the defense industry;

(k)          be owing from a Non-U.S. Account Debtor located in countries where the EXIM Bank is legally prohibited from doing business or in which EXIM Bank coverage is not available (as designated by the EXIM Bank’s most recent Country Limitation Schedule);

(l)          be billed in currencies other than in U.S. Dollars, unless otherwise approved by the EXIM Bank;

(m)          be backed by letters of credit that are (i) unacceptable to Bank in its sole discretion or (ii) not negotiated by Bank;

(n)          be backed by a letter of credit but where the goods covered have not yet been shipped or where the services covered have not yet been provided;

(o)          be billed and payable outside of the United States, unless otherwise approved by the EXIM Bank; and

(p)          be owing from a Non-U.S. Account Debtor to whom Borrower is or may be liable for goods purchased from such Non-U.S. Account Debtor or otherwise (but, in such case, the Account will be deemed not eligible only to the extent of any amounts owed by Borrower to such Non-U.S. Account Debtor).

If more than 25% of the Accounts owing from a Non-U.S. Account Debtor are outstanding for a period longer than their EXIM Eligibility Period (without regard to unapplied credits) or are otherwise not Eligible Accounts, then all Accounts owing from that Non-U.S. Account Debtor will be deemed ineligible for borrowing.  Bank may, from time to time revise the Minimum EXIM Eligibility Requirements.

“Eligible EXIM Inventory” means, at any time, the aggregate of Borrower’s Inventory, which may include raw materials, works in progress, and finished goods accompanied by a purchase order, that is intended for export and is not:

(a)          subject to any Liens, except the Liens granted to or in favor of Bank under this Agreement or any of the other Loan Documents;

(b)          deemed perishable, obsolete, not sellable, damaged, or defective by Bank;

(c)          otherwise deemed unacceptable by Bank, in its good faith business judgment;

(d)          located outside of the United States;

(e)          located at an address that has not been disclosed in the Perfection Certificate or other location disclosed to Bank pursuant to this Agreement;

(f)          demonstration Inventory or Inventory sold on consignment;

(g)          Inventory used for defense or military purposes;

(h)          proprietary software (i.e., software not intended for resale);

(i)          Inventory which is returned or unfit for further processing;

(j)          Inventory which is destined for shipment to Non-U.S. Account Debtor in a country where the EXIM Bank is legally prohibited from doing business or in which insurance coverage provided by the EXIM Bank is not available as designated in the EXIM Bank’s most recent Country Limitation Schedule;

(k)          Inventory which has been previously exported from the United States;

(l)          Inventory which is to be incorporated into items whose sale would not result in an Eligible EXIM Account; and

(m)          Inventory which is to be incorporated into items destined for shipment to an Account Debtor located in a country in which EXIM Bank coverage is not available as designated in the EXIM Bank’s most recent Country Limitation Schedule, unless and only to the extent that such items are to be sold to an Account Debtor located in such a country on terms of a letter of credit by a bank acceptable to the EXIM Bank.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“EXIM Bank” means Export Import Bank of the United States of America.

“EXIM Borrowing Base” means an amount not to exceed the lesser of (i) $1,000,000 or (ii) 90% of Eligible EXIM Accounts with terms less than 90 days and that are supported by a purchase order, plus the lower of $500,000 (or 80% of Credit Extensions based on the EXIM Borrowing Base during the three months following the Effective Date or 60% thereafter) or up to 50% of the lower of the cost or market value of Borrower’s Eligible EXIM Inventory; provided that, Bank may decrease the foregoing percentages in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

“EXIM Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit F.

“EXIM Loans” is defined in Section 12.11.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Agreement” is that certain Intellectual Property Security Agreement executed and delivered by Borrower to Bank dated as of even date herewith.

“Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.

“Letter of Credit Application” is defined in Section 2.1.2(a).

“Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(d).

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Liquidity Ratio” means (x) the sum of (a) non-restricted Cash Equivalents held at Bank, plus (b) Eligible Domestic Accounts (as defined in the Domestic Loan Agreement), plus (c) Eligible EXIM Accounts, divided by (y) Borrower’s outstanding Credit Extensions.

“Loan Documents” means, collectively, this Agreement, the Perfection Certificate, the IP Agreement, the EXIM Borrower Agreement, the EXIM Guaranty, the Domestic Loan Agreement and all other present and future documents, instruments and agreements between Bank and Borrower and between Bank and any Guarantor, relating to this Agreement, and all amendments and modifications thereto and replacements therefor.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Minimum EXIM Eligibility Requirements” is defined in the defined term “Eligible EXIM Accounts.”

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Non-U.S. Account Debtor” means any Account Debtor that is not a U.S. Account Debtor.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit, cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Equipment” is leasehold improvements, intangible property such as computer software and software licenses, equipment specifically designed or manufactured for Borrower, other intangible property, limited use property and other similar property and soft costs approved by Bank, including taxes, shipping, warranty charges, freight discounts and installation expenses.

“Payment” means all checks, wire transfers and other items of payment received by Bank (including proceeds of Accounts and payment of the Obligations in full) for credit to Borrower’s outstanding Credit Extensions or, if the balance of the Credit Extensions has been reduced to zero, for credit to its Deposit Accounts.

“Payment/Advance Form” is that certain form attached hereto as Exhibit B.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Distributions” means:

(a)          purchases of capital stock from former employees, consultants and directors pursuant to repurchase agreements or other similar agreements in an aggregate amount not to exceed $500,000.00 in any fiscal year provided that at the time of such purchase no Default or Event of Default has occurred and is continuing;

(b)          distributions or dividends consisting solely of Borrower’s capital stock and dividends on Borrower’s preferred stock not to exceed $200,000 per fiscal year;

(c)          purchases for value of any rights distributed in connection with any stockholder rights plan;

(d)          purchases of capital stock or options to acquire such capital stock with the proceeds received from a substantially concurrent issuance of capital stock or convertible securities;

(e)          purchases of capital stock pledged as collateral for loans to employees;

(f)          purchases of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;

(g)          purchases of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations; and

(h)          the settlement or performance of such Person’s obligations under any equity derivative transaction, option contract or similar transaction or combination of transactions.

“Permitted Indebtedness” is:

(a)          Borrower’s Indebtedness to Bank under this Agreement or any other Loan Document;

(b)          any Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c)          Subordinated Debt;

(d)          unsecured Indebtedness to trade creditors incurred in the ordinary course of business and to lessors under operating leases for equipment or facilities to be used in the ordinary course of business;

(e)          guaranties of Permitted Indebtedness, and up to 620,000 Euros of Indebtedness of Tempress Systems, Inc.;

(f)          Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(g)          Indebtedness consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices;

(h)          Indebtedness between Borrower and any of its Subsidiaries or among any of Borrower’s Subsidiaries;

(i)          Indebtedness with respect to documentary letters of credit;

(j)          capitalized leases and purchase money Indebtedness not to exceed $500,000.00 in the aggregate in any fiscal year secured by Permitted Liens;

(k)          Indebtedness of entities acquired in any permitted merger or acquisition transaction; and

(l)          refinanced Permitted Indebtedness, provided that the amount of such Indebtedness is not increased except by an amount equal to a reasonable premium or other reasonable amount paid in connection with such refinancing and by an amount equal to any existing, but unutilized, commitment thereunder.

“Permitted Investments” are:

(a)          Investments existing on the Effective Date;

(b)          (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agencies or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 2 years after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (iii) Bank’s certificates of deposit maturing no more than 2 years after issue;

(c)          Investments approved by the Borrower’s Board of Directors or otherwise pursuant to a Board-approved investment policy;

(d)          Investments in or to Borrower or any of its Subsidiaries;

(e)          Investments consisting of Collateral Accounts in the name of Borrower or any Subsidiary so long as Bank has a first priority, perfected security interest in such Collateral Accounts;

(f)          Investments consisting of extensions of credit to Borrower’s or its Subsidiaries’ customers in the nature of accounts receivable, prepaid royalties or notes receivable arising from the sale or lease of goods, provision of services or licensing activities of Borrower;

(g)          Investments received in satisfaction or partial satisfaction of obligations owed by financially troubled obligors;

(h)          Investments acquired in exchange for any other Investments in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization;

(i)          Investments acquired as a result of a foreclosure with respect to any secured Investment;

(j)          Investments consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices;

(k)          Investments consisting of loans and advances to employees in an aggregate amount not to exceed $25,000.00; and

(l)          Investments consisting of loans, advances or capital contributions to any Subsidiary which is not a Borrower, not to exceed $500,000 per year on a net basis (i.e., the total Investment amount to any Subsidiary may exceed $500,000, provided that such Subsidiary invests in or advances back to Borrower a sufficient amount such that the $500,000 limit is not exceeded), so long as no Event of Default exists or would result therefrom.

“Permitted Liens” are:

(a)          (i) Liens securing Permitted Indebtedness described under clause (b) of the definition of “Permitted Indebtedness” or (ii) Liens arising under this Agreement or other Loan Documents;

(b)          Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s Liens;

(c)          Liens (including with respect to capital leases) (i) on property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) acquired or held by Borrower or its Subsidiaries incurred for financing such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof), or (ii) existing on property (and accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) when acquired, if the Lien is confined to such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof);

(d)          Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness it secures may not increase;

(e)          leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;

(f)          non-exclusive license of intellectual property granted to third parties in the ordinary course of business;

(g)          leases or subleases granted in the ordinary course of Borrower’s business, including in connection with Borrower’s leased premises or leased property;

(h)          Liens in favor of custom and revenue authorities arising as a matter of law to secure the payment of custom duties in connection with the importation of goods;

(i)          Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.5 or 8.8;

(j)          Liens in favor of other financial institutions arising in connection with Borrower’s deposit or securities accounts held at such institutions;

(k)          carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceeding if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(l)          pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and compliance with other social security requirements applicable to Borrower; and

(m)          deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money.

(n)          Liens on the assets of a European Subsidiary that is not a Borrower under this Agreement.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Related Account Debtor” means, with respect to any Person, any Affiliate, relative, partner, shareholder, director, officer, of employee of such Person.

“Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise which reduce the amount of the Advances, Letters of Credit and other financial accommodations which would otherwise be available to Borrower under the lending formula(s) provided herein:  (a) for accrued interest; (b) to reflect events, conditions, contingencies or risks which, as determined by Bank, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); (c) to reflect Bank’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (d) in respect of any state of facts which Bank determines, in Bank’s good faith business judgment, is reasonably likely to constitute an Event of Default or Default.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Revolving Line” is an Advance or Advances in an aggregate amount of up to $1,000,000 outstanding at any time.

“Revolving Line Maturity Date” is the earliest of (a) April 7, 2008 or (b) the occurrence of an Event of Default.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is (a) Indebtedness incurred by Borrower subordinated to Borrower’s Indebtedness owed to Bank and which is reflected in a written agreement in a manner and form reasonably acceptable to Bank and approved by Bank in writing, and (b) to the extent the terms of subordination do not change adversely to Bank, refinancings, refundings, renewals, amendments or extensions of any of the foregoing.

“Subsidiary” means, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.

“Tangible Net Worth” is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus (a) any amounts attributable to (i) goodwill, (ii) intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, (iii) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and (iv) reserves not already deducted from assets, minus (b) Total Liabilities, measured monthly on a consolidated basis.  At the end of the last month of each of Borrower’s fiscal quarters, Tangible Net Worth shall be measured based upon Borrower’s consolidated balance sheet.  At the end of the interim months, Tangible Net Worth shall be calculated by adding to the consolidated Tangible Net Worth, as of the beginning of the quarter, the profits of Borrower and its Subsidiaries, the amortization of intangible assets, any Subordinated Debt, and any write-off of intangible assets, and deducting losses of Borrower and its Subsidiaries, any dividends paid, and the amount paid for any intangibles during the period.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion of Subordinated Debt permitted by Bank to be paid by Borrower, but excluding all other Subordinated Debt.

“Transaction Report” is that certain report of transactions and schedule of collections in the form attached hereto as Exhibit E.

“Transfer” is defined in Section 7.1.

“Unused Revolving Line Facility Fee” is defined in Section 2.6(d).

“U.S. Account Debtor” means any Account Debtor that is a Registered Organization or other person organized under the laws of the United States of America, a state thereof, or the District of Columbia.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

AMTECH SYSTEMS, INC., an Arizona corporation

By

Name:	Robert T. Hass
Title:	Vice President-Finance

BRUCE TECHNOLOGIES, INC., a Massachusetts corporation

By

Name:	Robert T. Hass
Title:	Vice President-Finance

P.R. HOFFMAN MACHINE PRODUCTS INC., an Arizona corporation

By

Name:	Robert T. Hass
Title:	Vice President-Finance

BANK:

SILICON VALLEY BANK

By

Name:

Title:

Effective Date:

[Signature page to Loan and Security Agreement (Exim)]